Exhibit 5.1
May 8, 2008
Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140

RE:	Registration Statement No. 333-149090 and the
Issuance of 11,423,107 shares of Common Stock
Ladies and Gentlemen:
     We have acted as legal counsel to Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 11,423,107 shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 6, 2008 (Registration No. 333-149090) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
     We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the form of subscription agreement most recently filed as an exhibit to the Company’s Form 8-K dated May 8, 2008, against the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the

Javelin Pharmaceuticals, Inc.
May 8, 2008

applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 8, 2008 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Pryor Cashman LLP